                                                              EXHIBIT 99.(b)(5)


                  ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.
                                 7 Kripes Road
                        East Granby, Connecticut  06026





                                October 1, 1998


Credit Suisse First Boston Corporation
         Eleven Madison Avenue
                 New York, NY 10010

DLJ Merchant Banking Partners II, L.P.
   c/o DLJ Merchant Banking Partners II, Inc.
         277 Park Ave.
         New York, NY 10172



                                LETTER OF INTENT

Ladies and Gentlemen:

         Environmental Systems Products Holdings Inc. ("ESPH") and Environmental Systems Products, Inc. ("ESP") are proposing that DLJ Merchant Banking Partners II, L.P and one or more of its respective affiliates (the "DLJMB Buyers") and Credit Suisse First Boston Corporation and one or more of its respective affiliates (in such capacity, the "CSFB Buyers" and together with the DLJMB Buyers, the "Senior Subordinated Notes Buyers") make an investment (the "Investment") in securities of ESPH in the manner set forth below and pursuant to the terms set forth on the term sheet (the "Senior Subordinated Notes Term Sheet") attached hereto as Annex A. ESPH will be a wholly-owned subsidiary of a newly formed holding company to be named ("Holdco") which in turn will be majority-owned by Alchemy Partners (Guernsey) Limited ("Alchemy") and its affiliates. Unless otherwise defined therein, any capitalized terms used but not defined in the attached Annexes shall have the meaning set forth herein.
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Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.


         1.      General Terms.

         Each of the Senior Subordinated Notes Buyers hereby agrees to make an Investment consisting of the purchase by each of them of a $50,000,000 aggregate principal amount of the $100,000,000 aggregate principal amount of senior subordinated notes (the "Notes") to be issued by ESPH on terms and subject to conditions that are substantially as set forth on the Senior Subordinated Notes Term Sheet. As a condition to each of the Senior Subordinated Notes Buyers' purchase of the Notes, (i) Holdco, Alchemy, other Holdco stockholders and the Senior Subordinated Notes Buyers will enter into an Investors Agreement (the "Investors Agreement") on terms and subject to conditions that are substantially as set forth on the Senior Subordinated Notes Term Sheet and (ii) Holdco will issue to each of the Senior Subordinated Notes Buyers non-voting series B common stock (the "Series B Common Stock") convertible into shares of Holdco series A common stock (the "Series A Common Stock") on terms and subject to conditions that are substantially as set forth on the Senior Subordinated Notes Term Sheet.

         The parties contemplate that ESPH will use the proceeds from sale of the Notes in order to finance, in part, the consummation of the transactions (the "Acquisition") contemplated by the Agreement and Plan of Merger dated as of August 12, 1998 between Envirotest Systems Corp. ("Envirotest"), Environmental Systems Products, Inc. ("ESP"), and Stone Rivet, Inc. (the "Acquisition Agreement"), including the refinancing of certain outstanding indebtedness of ESP and Envirotest. The parties expect to finance the remainder of the costs of the Acquisition through the following: (a) an equity contribution in the amount of approximately $80 million from Alchemy and certain other of the shareholders of Holdco, (b) available cash of approximately $92.5 million at Envirotest, (c) the issuance of approximately $100 million of senior discount notes (the "Discount Notes") of Holdco, and (d) borrowings of approximately $385 million under a new senior secured term credit facility (the "Term Loan Facility"), and up to $1.3 million under a new revolving credit facility (the "Revolving Loan Facility," and together with the Term Loan Facility, the "Credit Facilities") (collectively, the "Other Financing").

         2.      Certain Conditions.
                                       2
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Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.



         The consummation of the Investment is conditioned upon (i) the arrangement and consummation of the Other Financing (including the purchase by DLJMB or its affiliates of the Discount Notes as contemplated in that certain Letter of Intent among DLJMB, ESPH and ESP dated as of even date herewith relating to the Discount Notes) or such other alternative financing reasonably acceptable to the parties, (ii) the consummation of the Acquisition on the terms set forth in the Acquisition Agreement (as it may be amended by the parties thereto with the consent of each of the Senior Subordinated Notes Buyers, which consent shall not be unreasonably withheld), (iii) the execution of definitive agreements (the "Definitive Agreements") relating to the Investment containing customary representations, warranties, covenants and indemnities, which in the case of each of (i) and (iii) shall be on terms and conditions satisfactory to each of the Senior Subordinated Notes Buyers, ESP and Alchemy and (iv) the receipt of all governmental consents and approvals necessary to consummate the Investment.

         3.      Access and Cooperation.

         Subject to Section 4 below, from the date of execution of this letter of intent until the closing of the Acquisition, the Investment and the other transactions contemplated hereby, each of the Senior Subordinated Notes Buyers and its representatives will have full reasonable access to Holdco and its subsidiaries and affiliates and their respective officers, employees, counsel, auditors, books and records and full reasonable opportunity to investigate their titles to property and the condition and nature of their assets, businesses and liabilities. Each of the Senior Subordinated Notes Buyers and its representatives shall (i) not disclose to any third party any confidential, non-public information (in whatever form) regarding Holdco and its subsidiaries and affiliates unless such disclosure is consented to by ESPH or required by applicable law or legal process, (ii) use such information for the sole purpose of making a determination as to whether to make the Investment and the Other Financing and (iii) return any such information to ESPH in the event the Investment is not consummated for any reason.

         The parties to this letter shall cooperate and use commercially reasonable efforts with respect to all steps required to effect the transactions, including the





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Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.


negotiation of the Definitive Agreements, the making of all filings and the obtaining of all governmental and third party consents and approvals.

         4.      Publicity.

         Except as required by law, either of the Senior Subordinated Notes Buyers nor Holdco nor their respective affiliates or representatives will publicly disclose the existence of this letter or make known any facts related to the proposed transactions without the prior consent of the other parties, except to its advisors, counsel or lenders. In addition, each of the Senior Subordinated Notes Buyers and its respective affiliates and representatives shall not communicate the existence of this letter or make known any facts related to the proposed transactions to Envirotest or its officers, directors, employees, affiliates or representatives without the prior written consent of ESP and Credit Suisse First Boston Corporation ("CSFBC") and any communications by either of the Senior Subordinated Notes Buyers or their respective affiliates and representatives with Envirotest or its officers, directors, employees, affiliates or representatives (pursuant to Section 3 above or otherwise) shall be arranged by ESP and CSFBC.

         5.      Termination.

         This letter of intent shall expire at 5:00 p.m. on October 1, 1998 unless signed by all of the parties hereto prior to such time and shall if so signed expire at 5:00 p.m. on October 9, 1998 unless the Definitive Agreements shall have been executed and delivered prior to such time.

         6.      Placement Agent.

         CSFBC is acting as the placement agent for ESPH with respect to the Investment and any other sale of the Notes for which it will receive a placement fee in accordance with CSFBC's agreement with ESPH. ESPH reserves the right to sell a portion of the Notes to other third-party investors designated by CSFBC, subject to the consent of DLJMB. If any such Notes are sold to any other third-party investor, the obligations of DLJMB to purchase the Notes hereunder shall be reduced by an amount equal to any such other sale.





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
Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.



         7.      Fees, Costs and Expenses.

         (a) Each party hereto shall bear its respective costs related to the proposed transactions, including, without limitation, the fees and expenses of its respective lawyers, accountants and financial advisors; provided that ESPH and ESP shall bear the reasonable out-of-pocket expenses of each of the Senior Subordinated Notes Buyers, including the reasonable fees and expenses of one counsel for each of the Senior Subordinated Notes Buyers unless (i) the Senior Subordinated Notes Buyers shall have failed to pursue the Investment contemplated hereby in good faith or (ii) this letter of intent is terminated in accordance with its terms prior to the execution and delivery of the Definitive Agreements, or any of the Definitive Agreements is terminated prior to the consummation of the transactions contemplated thereby, in each case, as a result of the Senior Subordinated Notes Buyers' breach of this letter of intent or of such Definitive Agreement, as the case may be.

         (b) Upon consummation of the Investment, ESPH shall pay to: (i) Donaldson, Lufkin & Jenrette Securities Corporation a placement fee of $2.0 million and (ii) to CSFBC a placement fee of $2.0 million.

         8.      Effect.

         If the foregoing accurately summarizes our understanding with respect to the proposed transactions, please date and execute the duplicate original of this letter that is enclosed and return the same to the undersigned not later than 5:00 p.m. on October 1, 1998. This letter of intent shall reflect the respective rights and obligations of the parties and shall constitute the binding obligations of the parties hereto until the earlier of the execution and delivery of Definitive Agreements relating to the Investment and the termination of this letter of intent in accordance with its terms. Upon termination of this letter of intent in accordance with its terms, all of the respective rights and obligations of the parties hereunder shall terminate (except for the second sentence of paragraph 3 and paragraphs 4 and 7 which shall survive indefinitely).





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Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.




                                 Very truly yours,

                                 ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.



                                 By:/s/ DAVID J. LANGEVIN
                                    ---------------------
                                    Name:  David J. Langevin
                                    Title: Executive Vice President,
                                           Finance and Administration

                                 ENVIRONMENTAL SYSTEMS
                                 PRODUCTS, INC.



                                 By:/s/ DAVID J. LANGEVIN
                                    ---------------------
                                    Name:  David J. Langevin
                                    Title: Executive Vice President and
                                           Chief Financial Officer





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Credit Suisse First Boston Corporation                         October 1, 1998
DLJ Merchant Banking Partners II, L.P.



Accepted: October 1, 1998

DLJ MERCHANT BANKING PARTNERS II, L.P.
By:  DLJ Merchant Banking Partners II, Inc.,
     Its General Partner


By:/s/ THOMPSON DEAN
   --------------------------------------------
Name:  Thompson Dean
Title:  Managing Director


CREDIT SUISSE FIRST BOSTON
  CORPORATION



By:/s/ LAURI SIVASLIAN
   ------------------------------------------
Name:  Lauri Sivaslian
Title:  Director

                                      ESPH
                           SENIOR SUBORDINATED NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

------------------------------------------------------------------------------
------------------------------------------------------------------------------
Issuer:                 Environmental Systems Products Holdings Inc. ("ESPH").

Buyers: DLJ Merchant Banking Partners II, L.P. and one or more of its respective affiliates (the "DLJMB Buyers") and Credit Suisse First Boston Corporation and one or more of its affiliates (the "CSFBC Buyers" and together with the DLJMB Buyers, the "Senior Subordinated Notes Buyers") (provided that the Issuer may sell a portion of the Notes to other third parties with the consent of the DLJMB Buyers and the CSFBC Buyers).

Security:               Senior Subordinated Notes (the "Notes").

Amount: $100.0 million ($50.0 million to be purchased by the DLJMB Buyers and $50.0 million to be purchased by the CSFBC Buyers).

Term:                   10 years (2008).

Interest:               Cash interest payable semi-annually in arrears at a
                        rate of 13% per annum.

Use of Proceeds:        To finance a portion of the acquisition (the
                        "Acquisition") of Envirotest Systems Corp.
                        ("Envirotest") and refinance existing debt.

Call Features:          Non-callable for five years; thereafter callable for
                        the first twelve months at 106.5% of principal amount, thereafter declining ratably on an annual basis to par at maturity.

IPO Call:               During the first three years, up to 35% of original
                        principal amount callable at 113% of principal amount with the proceeds of a public equity offering.

Change of Control:      Standard investor put at 101% of principal amount.

Ranking                 Senior Subordinated.

Security:               None.

Sinking Fund:           None.

Guarantees:             The Notes will be guaranteed on a senior subordinated
                        basis by the domestic restricted subsidiaries of the Issuer.
Series B Common
Stock:                  Detachable Series B Common Stock convertible into
                        Series A Common Stock of Holdco, the direct parent of ESPH ("Holdco"), representing 5.0% of the fully diluted common stock. The Series B Common Stock will have customary tag-along, anti-dilution (including adjustments to the number of shares of Series A Common
                        Stock into

                                      ESPH
                           SENIOR SUBORDINATED NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

                        which the Series B Common Stock is convertible in the event of stock splits, stock dividends, mergers and rights offerings), pre-emptive and demand and piggy-back registration rights as set forth on Exhibit
                        A. The Series B Common Stock shall be convertible into Series A Common Stock at any time at DLJMB's option (in respect of the Series B Common Stock held by the DLJMB Buyers) or at CSFBC's option (in respect of the Series B Common Stock held by the CSFBC Buyers).

Covenants:              The indenture governing the Notes will contain
                        customary representations, warranties, covenants, agreements, conditions and other provisions that are customary for comparable high yield securities including, but not limited to, limitation on indebtedness, limitation on restricted payments, limitation on asset sales, limitation on transactions with affiliates, limitation on restrictions on subsidiary distributions, limitation on layering and standard default provisions.

Certain Conditions:     The proposed investment is subject to (i) the
                        arrangement and consummation of additional financing required to complete the Acquisition (including approximately $385 million in Senior Secured Bank
                        Facilities, $80 million in cash equity, in addition to approximately $90 million of available cash, the purchase by DLJMB or its affiliates of $100 million aggregate principal amount of Discount Notes of Holdco or such other alternative financing reasonably acceptable to the parties); (ii) the consummation of the Acquisition on the terms set forth in the Acquisition Agreement (as it may be amended by the parties thereto, with the consent of each of the Senior
                        Subordinated Notes Buyers, which consent will not be unreasonably withheld); (iii) the execution of definitive agreements (the "Definitive Agreements") relating to the investment in the Notes containing customary representations, warranties, covenants and indemnities, which in the case of each of (i) and (iii) shall be on terms and conditions satisfactory to each of the Senior Subordinated Notes Buyers, ESP and
                        Alchemy and (iv) the receipt of all governmental consents and approvals necessary to consummate the Investment.

Representations and
Warranties:             Market standard.


Transfer                Each of the Senior Subordinated Notes Buyers may
Restrictions:           transfer any of its Notes, shares of Series B Common
                        Stock and/or Series A Common Stock subject to applicable securities laws.

Fees, Costs and         Each party hereto shall bear its respective costs
Expenses:               related to any investment in the Notes, including,
                        without limitation, the fees and expenses of its respective lawyers, accountants and financial advisors and out-of-pocket expenses; provided that the Issuer shall bear the reasonable out-of-pocket expenses of each of the Senior Subordinated Notes Buyers (including the reasonable fees and expenses of one counsel for each of the Senior Subordinated Notes Buyers) unless
                        (i) the applicable Senior Subordinated

                        Notes Buyer shall have failed to pursue the Investment contemplated hereby in good faith or (ii) the letter of intent related to this term sheet is terminated in accordance with its terms prior to the execution and delivery of the Definitive Agreements, or any of the Definitive Agreements is terminated prior to the consummation of the transactions contemplated thereby, in each case, as a result of the Senior Subordinated Notes Buyers' breach of such letter of intent or of such Definitive Agreement, as the case may be.

Registration Rights:    See Exhibit A attached.

Additional Terms:       See Exhibit A attached.

Placement Agent:        Credit Suisse First Boston Corporation.
------------------------------------------------------------------------------

                           SENIOR SUBORDINATED NOTES
                                   EXHIBIT A



Parties: Holdco, Alchemy, the Senior Subordinated Notes Buyers and any other stockholders of Holdco.

Equity Held by Parties to the        Series A Common Stock and Series B Common
Investors Agreement:                 Stock.  The Registration Rights to be
                                     included in the registration rights
                                     agreement and described below will also
                                     cover the Notes.

Drag-Along Rights:                   If Alchemy proposes to sell a majority (or
                                     more) of its shares of Common Stock or
                                     other equity securities of Holdco to any third party, Alchemy will have the right to require each of the Senior Subordinated
                                     Notes Buyers to participate in such sale to such transferee on a pro rata basis (in respect of the Series B Common Stock and/or Series A Common Stock then held by each of them) on the same terms as Alchemy and any other sellers.

Tag-Along Rights:                    If Alchemy proposes to sell any shares of
                                     Common Stock or other equity securities of Holdco to any third party other than its "permitted transferees," each of the
                                     Senior Subordinated Notes Buyers will have the right to participate in the sale. If
                                     Tag-Along Rights apply, Alchemy will
                                     inform each of the Senior Subordinated
                                     Notes Buyers of the terms and conditions of the proposed sale and offer each of the Senior Subordinated Notes Buyers the opportunity to participate. From the date of the notice, each of the Senior
                                     Subordinated Notes Buyers will have 15
                                     days to respond with the number of shares, if any, it proposes to sell. If the number of shares that Alchemy and the Senior Subordinated Notes Buyers propose to sell exceeds the number that can be sold on the terms and conditions proposed by the prospective purchaser, each of the Senior Subordinated Notes Buyers will be entitled to sell up to its Tag-Along
                                     Portion of shares.  "Tag-Along Portion"
                                     shall be defined as the number of shares that the applicable Senior Subordinated
                                     Notes Buyer holds (on a fully-diluted
                                     basis including convertible securities)
                                     multiplied by a fraction the numerator of which is the number of shares proposed to be sold by Alchemy and its permitted transferees in the transaction in question, and the denominator of which is the total number of shares (on a fully-diluted basis including convertible securities) held by the parties to the Investors Agreement. Alchemy and each of the Senior Subordinated Notes Buyers may sell their shares on substantially the same terms and conditions set forth in the notice (subject to an increase in the amount of consideration of up to 10%) within 120 days of the date all Tag-Along
                                     Rights are waived, exercised or expire.

                                      ESPH
                           SENIOR SUBORDINATED NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS



Registration Rights:                 ESPH and Holdco will enter into a
                                     registration rights agreement with each of the Senior Subordinated Notes Buyers pursuant to which Holdco and the Company will file a registration statement within 60 days of the issuance of the Notes, with respect to the Notes and use their respective best efforts to cause such registration statement to be declared effective 150 days after the date of issuance of the Notes. In addition, if after the termination of the effectiveness of such registration statement any of the Senior Subordinated Notes Buyers continue to hold Notes twelve months after the termination of such effectiveness, such
                                     Senior Subordinated Notes Buyers shall be entitled to request a demand registration with respect to such Notes. At any time after the third anniversary of the Investor Agreement, each of the Senior
                                     Subordinated Notes Buyers will be entitled to request two demand registrations (each, a "Demand Registration"),with respect to the Series B Common Stock and/or the
                                     Series A Common Stock.  Upon either of the
                                     Senior Subordinated Notes Buyer's
                                     requests, Holdco will effect a shelf
                                     registration statement of Series A Common
                                     Stock into which the Series B Common Stock is convertible. In addition, each of the Senior Subordinated Notes Buyers will also be entitled to unlimited piggyback registration rights with respect to any other registration of the Series B Common
                                     Stock and/or the Series A Common Stock.
                                     The Issuer will bear the costs and
                                     expenses of registration (including the
                                     costs and expenses of one counsel for each of the Senior Subordinated Notes Buyers in respect of such registration) and will provide customary indemnities in connection therewith. The Issuer will use its reasonable best efforts to assist the holders of the Notes, the Series B Common
                                     Stock and/or the Series A Common Stock in the sale of any such securities made (i) pursuant to their registration rights set forth above or (ii) in any Rule 144A transaction; provided that the Issuer shall only bear the costs and expenses of such sale to the extent set forth in the preceding sentence.